Exhibit 10.8

FOUR SPRINGS CAPITAL TRUST
2014 EQUITY INCENTIVE PLAN
FORM OF NONQUALIFIED OPTION AGREEMENT

This Nonqualified Option Agreement (the “Agreement”) is between Four Springs Capital Trust, a Maryland real estate investment trust (the “Company”), and James S. Vaccaro (the “Participant”), pursuant to the Company’s 2014 Equity Incentive Plan (the “Plan”). All capitalized terms used in this Agreement shall have the meaning ascribed to such terms in the Plan unless otherwise defined herein. The Company and the Participant agree as follows:

1. Grant of Nonqualified Options. The terms and conditions of the Nonqualified Option Award set forth in this Agreement and the terms and conditions of the Plan are incorporated into and made a part of this Agreement. The Nonqualified Option is not intended to be an incentive stock option within the meaning of Section 422 of the Code.

Name of Participant:	James S. Vaccaro
Number of Shares subject to Option:	Five Thousand (5,000)
Exercise Price per Share:	$0.001
Grant Date:	September 17, 2015
Expiration Date:	☒ 10 years after Grant Date
Vesting Schedule:

The Nonqualified Option granted under this Agreement shall vest on the following dates as follows (each a “Vesting Date”):

• 33 1/3% shall vest on March 31, 2016;

• 33 1/3% shall vest on March 31, 2017; and

• 33 1/3% shall vest on March 31, 2018.

2. Time of Exercise of Nonqualified Option. Until the Nonqualified Option expires or terminates as provided in this Agreement, the Participant may exercise the Nonqualified Option from time to time to purchase whole Shares as to which the Nonqualified Option is exercisable. The Nonqualified Option becomes exercisable, to the extent vested, on the Vesting Dates as set forth in the Vesting Schedule in Section 1 of this Agreement.

3. Termination of Continuous Status as a Participant.

(a) General Rule. Except as provided in this Section 3, the Nonqualified Option may not be exercised unless at the time of exercise the Participant is in Continuous Status as a Participant.

(b) Termination of Continuous Status as a Participant.

(i) In the event of termination of the Participant’s Continuous Status as a Participant for any reason other than Cause, the Participant shall have the right to exercise the Nonqualified Option at any time within 90 days following such termination to the extent the Participant was entitled to exercise such Nonqualified Option on the date of such termination of the Participant’s Continuous Status as a Participant.

(ii) In the event of termination of the Participant’s Continuous Status as a Participant for Cause, all outstanding Shares subject to the Nonqualified Option shall be forfeited as of date of the determination by the Board or Committee that Cause to terminate the Participant exists.

(c) Failure to Exercise Nonqualified Option. To the extent that following termination of Continuous Status as a Participant, the Participant does not exercise the Nonqualified Option within the applicable post-employment periods described above in this Section 3, all rights to purchase Shares pursuant to the Nonqualified Option cease and terminate as of the date of expiration of the applicable post-employment period for exercise, and the Participant shall have no rights or interest with respect to such Nonqualified Option following such expiration date.

(d) Change in Control. Upon a Change in Control, the Nonqualified Option will automatically become One Hundred Percent (100%) vested and exercisable no later than immediately prior to such Change in Control.

4. Method of Exercise of Nonqualified Option. Unless otherwise authorized by the Committee or its authorized designee, the Nonqualified Option may only be exercised by using the exercise notice attached to this Agreement as Exhibit A by:

(a) Cash;

(b) Check payable to the Company; or

(c) A payment of such other lawful consideration as the Committee may determine.

5. Securities Laws Restrictions and Other Restrictions on Transfer of Shares. The Participant represents and warrants that if and when the Participant exercises the Nonqualified Option, the Participant shall purchase Shares only for the Participant’s own account and not on behalf of any others. The Participant understands and acknowledges that federal and state securities laws govern and restrict the Participant’s right to offer, sell or otherwise dispose of any Shares unless the Participant’s offer, sale or other disposition thereof is registered or qualified under the 1933 Act and applicable state securities laws, or in the opinion of the Company’s counsel, such offer, sale or other disposition is exempt from registration or qualification thereunder. The Participant agrees that the Participant shall not offer, sell or otherwise dispose of any Shares in any manner which would: (i) require the Company to file any registration statement with the Securities and Exchange Commission (or any similar filing under state law) or to amend or supplement any such filing or (ii) violate or cause the Company to violate the 1933 Act, the rules and regulations promulgated thereunder or any other state or federal law. The Participant further understands that the certificates for any Shares the Participant purchases shall bear such legends as the Company deems necessary or desirable in connection with the 1933 Act or other rules, regulations or laws.

6. Nontransferability. Except as provided in this Section 6, no right or interest of the Participant in the Nonqualified Option may be pledged, encumbered, or hypothecated to or in favor of any party other than the Company, or shall be subject to any lien, obligation, or liability of such Participant to any other party other than the Company. During a Participant’s lifetime, the Nonqualified Option may be exercised only by the Participant or, in the case of the Participant’s Disability, by the Participant’s guardian or legal representative. The Nonqualified Option is assignable and transferable by the Participant by will and pursuant to the laws of descent and distribution, provided, however, that any such assignment or transfer is permitted under any agreement between the Company and the Participant.

7. No Rights to Awards; Non-Uniform Determinations. The Participant shall not have any claim to be granted any Nonqualified Option under the Plan. Neither the Company nor the Committee is obligated to treat Participants uniformly, and determinations made under the Plan may be made by the Committee selectively among Participants who receive, or are eligible to receive, Nonqualified Options (whether or not such Participants are similarly situated).

8. No Right to Continued Status as a Participant. Nothing in the Plan, this Agreement or any other document or statement made with respect to the Plan, shall interfere with or limit in any way the right of the Company to terminate the Participant’s employment or status as an officer, director or consultant at any time, nor confer upon the Participant any right to continue as an employee, officer, director or consultant of the Company, whether for the duration of the Participant’s Nonqualified Option or otherwise.

9. Notices.

(i) Notices to the Company. Notices intended for the Company shall be deemed validly given only if delivered in person to, or duly sent, postage and fees prepaid, by registered mail or national courier service addressed to the Company at its principal office and to the attention of the [Chief Financial Officer] or another person as designated by the Committee, or to such other address or officer as the Company or its successors may hereafter designate by written notice.

(ii) Notice to the Participant. Notices intended for the Participant (or any transferee of the Participant) shall be deemed validly given only if delivered in person or duly sent, postage and fees prepaid, by mail or national courier service to the last known address of the Participant (or such transferee) as it appears on the records of the Company or to such other address as the Participant (or such transferee) shall designate by written notice.

(iii) General. Notices under this Agreement must be in writing. Notices may be sent by nationally or internationally recognized overnight couriers (UPS, Fedex, DHL or other commercial delivery service). Notices are effective when actually delivered or, if mailed (A) by the United States Postal Service, three days after deposit into the United States mail by registered or certified mail, postage prepaid or (B) by a nationally or internationally recognized overnight courier, the next business day after deposit if within the United States, or the second business day after deposit, if not within the United States.

10. No Shareholder Rights. This Nonqualified Option does not give the Participant any of the rights of a shareholder of the Company unless and until Shares are in fact issued to such person in connection with such Nonqualified Option.

11. Other Agreements. The Participant hereby voluntarily agrees to sign any shareholder’s agreement of the Company which applies to similarly-situated stockholders or to Participants under the Plan or any similar agreement as prescribed by the Committee and in the form approved by the Committee in its sole discretion. Participant hereby expressly acknowledges that the Nonqualified Option has been granted to Participant conditioned upon Participant’s agreement and actual execution of documents in accordance with the immediately preceding sentence and upon Participant’s agreement that any transferee of Shares that have been acquired by the Participant pursuant to the Nonqualified Option shall be subject to the terms of the Plan and this Agreement, including without limitation this Section 11, as if such transferee was or is the Participant. Accordingly, if the Participant (or transferee of Shares, as the case may be) does not sign the shareholder’s agreement of the Company which applies to similarly-situated stockholders or other documents, all of the Shares subject to any outstanding Nonqualified Option and all of the Shares granted pursuant to any Nonqualified Option shall be forfeited hereby.

12. Amendments. This Agreement may not be amended or otherwise modified unless evidenced in writing and signed by the Company and the Participant. Notwithstanding the foregoing or Section 15.1 of the Plan, neither the requirement that the Participant (or a transferee of Shares) execute any shareholders agreement of the Company which applies to similarly-situated stockholders or similar agreement pursuant to Section 11 of this Agreement, nor the actual execution of any such agreement shall be considered to adversely affect the Nonqualified Option, even if such agreement contains provisions which are more restrictive than the Plan or this Agreement.

13. Governing Law. To the extent not governed by federal law, this Agreement shall be construed in accordance with and governed by the laws of the State of Maryland.

14. Complete Agreement. This Agreement constitutes the entire agreement between the Participant and the Company, both oral and written concerning the matters addressed in this Agreement, and all prior agreements or representations concerning the matters addressed in this Agreement, whether written or oral, express or implied, are terminated and of no further effect. In the event of any dispute or disagreement as to the interpretation of the Plan or this Agreement or of any rule, regulation or procedure, or as to any question, right or obligation arising or related to the Plan o this Agreement, the decision of the Committee shall be final and binding upon all persons.

15. Severability. If any one or more of the provisions contained in this Agreement is invalid, illegal or unenforceable, the other provisions of this Agreement will be construed and enforced as if the invalid, illegal or unenforceable provision had never been included.

By executing this Agreement, the Participant agrees to be bound by all of the terms and conditions of the Plan. In addition, the Participant recognizes and agrees that all determinations, interpretations, or other actions respecting the Plan and this Agreement will be made by the Committee or any authorized designee, and shall be final, conclusive and binding on all parties.

FOUR SPRINGS CAPITAL TRUST

By:	/s/ William P. Dioguardi
Name: William P. Dioguardi
Title: Chief Executive Officer

I agree to the terms of this Agreement and the Plan.

By:	/s/ James S. Vaccaro
Name: James S. Vaccaro

Address:
613 North Edgemere Drive
West Allenhurst, NJ 07711

Exhibit A
FOUR SPRINGS CAPITAL TRUST
2014 EQUITY INCENTIVE PLAN
Nonqualified Option Exercise Notice

Four Springs Capital Trust
1901 Main Street
Lake Como, NJ 07719

Subject to acceptance by the Committee, effective as of today, , 20 , this constitutes notice under my Nonqualified Option referenced below that I elect to purchase the number of shares for the price set forth below. I hereby elect to exercise my Nonqualified Option. I represent and warrant that I am buying the shares for investment purposes only and without any intention of selling of distributing them. All capitalized terms used herein shall have the meaning ascribed to such terms in the Plan or applicable Award Agreement unless otherwise defined herein.

Type of Option:
Grant Date:
Number of shares as to which the option is exercised:
Exercise Price:
Total Exercise Price:

☐ Cash ☐ Check ☐ Promissory Note ☐ Other Permitted Method:

By this exercise, I agree (i) to provide such other documents as Four Springs Capital Trust (the “Company”) may require pursuant to the Company’s 2014 Equity Incentive Plan, and (ii) to provide for the payment by me to you (in the manner designated by you) of the withholding obligation, if any, relating to the exercise of this Nonqualified Option.

Accepted by:
Participant:	Four Springs Capital Trust

By:	By:
Print Name:	Name:
Address:	Title: